EXHIBIT 99.2

SECONDARY BLOCK TRADE AGREEMENT, made on 18 March 2025
BETWEEN
Pfizer Inc. (“Pfizer”);
Citigroup Global Markets Limited (“Citi”);
Goldman Sachs International (“GS”);
Merrill Lynch International (“BofA”);
Deutsche Bank AG, acting through its London Branch (which is trading for these purposes as Deutsche Numis) (“Deutsche Numis”);
Barclays Bank PLC (“Barclays”, and together with Citi, GS, BofA and Deutsche Numis, the "Lead Managers");
RBC Europe Limited (“RBC Capital Markets”);
J.P. Morgan Securities plc (“JP Morgan”);
Morgan Stanley & Co. International plc (“Morgan Stanley”); and
Independence Point Securities LLC (“Independence Point Securities”, and together with the Lead Managers, RBC Capital Markets, JP Morgan and Morgan Stanley, the “Managers”).
WHEREAS
Subject to the terms and conditions set out in this secondary block trade agreement (the “Agreement”), the Lead Managers agree, severally and not jointly or jointly and severally, to use their respective reasonable endeavours to procure purchasers for up to 661,709,764 (or such other number as agreed between the Seller and the Lead Managers) ordinary shares with a nominal value of £0.01 per share in aggregate (the “Shares”) in Haleon plc (the “Company”) (the “Sale”) and the Managers excluding the Lead Managers agree, severally and not jointly or jointly and severally, to act as co-managers in connection with the Sale.
The Sale Shares will be sold outside the United States in reliance on Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and offered and sold, in the United States, to persons reasonably believed to be “qualified institutional buyers”, or “QIBs” (as defined in Rule 144A under the Securities Act) in reliance upon Section 4 or any other applicable exemption under the Securities Act and applicable U.S. state securities laws. It is understood that all such investors will deliver to the Managers executed investor representation letters substantially in the form of Annex D hereto.
1.Purchase and Sale

(a)Pfizer (the “Seller”) hereby appoints (i) the Lead Managers to act as its agents for the purposes of effecting the Sale on the terms and subject to the conditions set out in this Agreement, and (ii) the Managers excluding the Lead Managers to act as co-managers in connection with the Sale, and each of the Managers (A) accepts such appointment, and (B) except as otherwise expressly provided in this Agreement, acknowledges that its obligations under this Agreement are several and not joint or joint and several.
(b)Subject to the terms and conditions of this Agreement, each of the Lead Managers agrees (on a several and not joint or joint and several basis) to use its reasonable endeavours to procure purchasers for the Shares on an agency basis at a price per Share (the “Purchase Price”) to be determined pursuant to an accelerated bookbuilding process. The number of

Shares to be sold by the Seller (the “Sale Shares”) and the Purchase Price will be subject to agreement by the parties following completion of the bookbuilding process and shall be set forth in an executed version of the Terms of Sale (the “Terms of Sale”), which shall be substantially in the form set forth in Annex A hereto. The date of execution of the Terms of Sale shall be the “Pricing Date”.

(c)The parties acknowledge and agree that the Sale shall not be an on exchange transaction that is subject to the rules of the London Stock Exchange Group plc (the “London Stock Exchange”).
(d)Citi shall release an announcement in a form and substance agreed in advance between the Seller, Citi, GS and BofA on the date hereof and the Pricing Date. The Seller shall have the right to make such additional releases as may be required under applicable securities law or which are agreed (such consent not to be unreasonably withheld) with Citi, GS and BofA (acting on behalf of the Managers).
2.Closing

The Closing Date shall be the date set out in the executed Terms of Sale (the “Closing Date”).

On the Closing Date or at such other time and/or date as the Seller and the Lead Managers agree, the Seller shall procure, with the reasonable assistance of BofA (acting as settlement agent on behalf of the Managers), that the Sale Shares are credited through the facilities and in accordance with the procedures of Euroclear UK & International (Crest) to an account or accounts designated by BofA (acting as settlement agent on behalf of the Managers). Against delivery of the Sale Shares, BofA (acting as settlement agent on behalf of the Managers) shall pay or procure there to be paid to the Seller an amount equal to the number of Sale Shares multiplied by the Purchase Price in GBP (the “Gross Proceeds”), in same-day funds on the Closing Date or at such other time and/or date as the Seller and the Lead Managers agree to an account or accounts designated by the Seller, less all commissions payable by the Seller under this Agreement.

3.Conditions Precedent to Closing

The obligations of the Managers hereunder shall be subject to the following conditions:

(a)Since the date of this Agreement and on or prior to the time of settlement on the Closing Date, there shall not have occurred or been disclosed by the Company:

i.any material adverse change in the condition, financial or otherwise, or in the earnings, assets, business, operations or prospects of the Company, or the Company and its subsidiaries taken as a whole; or

ii. any suspension or limitation of trading (a) in any of the Company’s securities by the London Stock Exchange or the New York Stock Exchange, or (b) generally on the London Stock Exchange or the New York Stock Exchange; or

iii.any outbreak or material escalation of hostilities, act of terrorism, the declaration by the United Kingdom, any member of the European Economic Area (“EEA”) or the United States of a national emergency or war or other calamity or crisis; or

iv.the fixing of minimum or maximum prices for trading, or maximum ranges for prices by the London Stock Exchange or the New York Stock Exchange or any other governmental authority; or

v. any material disruption in commercial banking or securities settlement or clearance services in the United Kingdom, the United States, any member of the EEA and/or a general moratorium on commercial banking activities having been declared by the relevant authorities in the United Kingdom, the United States or any member of the EEA; or

vi.any material adverse change or development involving a prospective material adverse change in or affecting the financial markets in the United States, the United Kingdom, any member of the EEA or in international financial, political or economic conditions, currency exchange rates or exchange controls, that, in the good faith judgment of the Managers (acting jointly), following consultation with the Seller to the extent reasonably practicable in the circumstances, would make the placement of the Sale Shares or the enforcement of contracts to purchase the Sale Shares impracticable or inadvisable, or would materially prejudice trading of the Sale Shares in the secondary market;

(b)The Seller’s representations and warranties made pursuant to this Agreement being true and accurate as of the date hereof, the Pricing Date and the Closing Date;

(c)The Seller having complied with all of the agreements and undertakings and satisfied all of the conditions on its part to be performed or satisfied under this Agreement on or before the Closing Date; and

(d)The Managers having received on the Closing Date, in the form agreed between the parties prior to the date hereof, a U.S. “no registration” opinion from (i) Wachtell, Lipton, Rosen & Katz, U.S. counsel to the Seller, and (ii) Davis Polk & Wardwell London LLP, U.S. counsel to the Managers.

Citi, GS and BofA, acting jointly in their sole discretion (acting in good faith), on their behalf and on behalf of all of the Managers, may waive any of the foregoing conditions by notice to the Seller. In the event that (i) any of the events set out in paragraphs i. to vi. of condition (a) above occurs at any time between the date hereof and the Closing Date, or (ii) the Seller does not deliver the Sale Shares on the Closing Date, or (iii) any of conditions (b) through (d) above has not been satisfied or waived in writing on the dates specified therein, the Managers may elect, acting jointly in their sole discretion (acting in good faith), to terminate this Agreement forthwith, provided that Clauses 5, 8, 9, 10, 11 and 13 shall survive such termination and remain in full force and effect. In the event that the Seller has delivered any Sale Shares to BofA (acting as settlement agent on behalf of the Managers) in accordance with Clause 2 and the Managers elect to terminate this Agreement pursuant to this Clause 3, the Managers shall procure as soon as reasonably practicable the transfer back of such Sale Shares to an account designated by the Seller.

4.Commission

In consideration of the services provided by the Managers under this Agreement, the Seller and each of the Managers agree as follows:

(a)The Seller shall pay, or procure the payment of, to the Managers on the Closing Date a base commission (the “Base Commission”) equal to 0.5% (in aggregate) of the aggregate value of the Shares sold by the Seller at the Purchase Price. The Base Commission payable pursuant to this Clause 4(a) shall be split between the Managers in the following proportions:

i.Citi: 17%;

ii.GS: 17%;

iii.BofA: 17%;

iv.Deutsche Numis: 16%;

v.Barclays: 16%;

vi.RBC Capital Markets: 5%;

vii.JP Morgan: 5%;

viii.Morgan Stanley: 5%; and

ix.Independence Point Securities: 2%;

(b)the Seller may, acting in its absolute discretion, determine to pay any of the Managers a discretionary commission (the “Discretionary Commission”) of up to 0.25% (in aggregate) of the aggregate value of the Shares sold pursuant to this Agreement at the Purchase Price in such proportions to be determined by the Seller in its absolute discretion;

(c)The Managers shall be entitled to deduct, in accordance with Clause 2, the Base Commission from the amounts payable pursuant to Clause 2; and

(d)The extent to which the Discretionary Commission (if any) is payable shall be determined by the Seller in its absolute discretion. If the Seller so determines that any Discretionary Commission is payable, the Seller shall pay such Discretionary Commission to the relevant Manager(s) by no later than 30 days following the Closing Date.

5.Expenses and Taxes

(a)Each party shall be responsible for its own expenses, including legal fees and fees of other advisers incurred in connection with this Agreement and the Sale.

(b)The Seller will bear and pay, or indemnify the Managers or any other Relevant Person (as defined in Clause 8) in respect of, any stamp, withholding, documentary, transfer, financial transaction or other similar duties or taxes, payable or incurred by the Seller or the Managers or any other Relevant Person or otherwise imposed on any such person on or in connection with the Sale and the execution, performance and delivery of this Agreement. This Clause 5(b) shall not apply to any such duty or tax which would not have been levied but for the presence of the relevant Manager or Relevant Person in the territory which seeks to levy such duty or tax.

(c)The Managers shall be entitled to deduct, in accordance with Clause 2, the amounts due and payable to them pursuant to this Clause 5 from the amounts payable to the Seller pursuant to Clause 2.

6.Representations, Warranties and Undertakings of the Seller

(a)The Seller hereby makes the representations, warranties and undertakings set out in Annex B, to the Managers on and as of the date hereof, the Pricing Date and the Closing Date.

(b)The Seller acknowledges that each of the Managers is entering into this Agreement in reliance upon each of the representations, warranties and undertakings set out in Annex B. The Seller will promptly notify Citi, GS and BofA if at any time on or prior to the Closing Date any of the representations or warranties set out in Annex B ceases to be true and accurate in any respect or in the event that the Seller breaches any undertaking or fails to comply with any obligation under this Agreement.

(c)To the extent not delivered together with the Sale Shares on the Closing Date, the Seller shall promptly pay or transfer to the Managers, for the benefit of the purchasers of the Sale Shares, all dividends, distributions and other rights declared, distributed or received in respect of the Sale Shares for which an ex-dividend date occurs on or after the Pricing Date.

(d)The Seller undertakes, at its own expense, to execute or procure to be executed all such documents and do all such acts and things as are necessary in order to give effect to the terms of this Agreement and to enable the sale and purchase of the Sale Shares to be carried out and given full force and effect.

(e)The Seller undertakes, except to the extent required by applicable law or regulatory requirement and save as permitted by this Agreement, not to disclose to any third party or publicly refer to the contents of this Agreement or the transactions contemplated by it prior to the Closing Date without the prior written consent of Citi, GS and BofA (acting on behalf of the Managers), except that Pfizer may disclose such information to its advisers as necessary in connection with the Sale or to the Company in accordance with the arrangements entered into between Pfizer and the Company.

(f)All payments to be made by the Seller to any Relevant Person (as defined in Clause 8) shall be made without withholding or deduction for or on account of any present or future tax unless the Seller is compelled by applicable law to deduct or withhold such tax. In that event, the Seller shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made.

(g)If any payment to be made by the Seller to any Relevant Person (as defined in Clause 8) other than a payment of commissions payable under Clause 4 is subject to tax in relation to its receipt by the Relevant Person, the sum payable shall be increased to such amount as will ensure that after payment of any such tax the Relevant Person shall be left with a sum equal to the amount that it would have received in the absence of such liability to tax (after giving credit for any tax relief obtained, utilised and retained in respect of the matter giving rise to the payment).

(h)The Seller will give (or procure the giving of) such notices to, or make (or procure the making of) such announcements or filings with, the London Stock Exchange or any other agencies or bodies or persons, as shall be required to be made by the Seller under any applicable law or regulation in connection with the sale of the Shares in the manner contemplated hereunder.

7.Representations, Warranties and Undertakings of the Managers

(a)Each of the Managers (in respect of itself only), severally and not jointly or jointly and severally, hereby makes the representations, warranties and undertakings set out in Annex C to the Seller on and as of the date hereof, the Pricing Date and the Closing Date.

(b)Each Manager acknowledges that the Seller is entering into this Agreement in reliance upon each of the representations, warranties and undertakings set out in Annex C. Each Manager will promptly notify the Seller if at any time on or prior to the Closing Date any of the representations or warranties set out in Annex C ceases to be true and accurate in any respect or in the event that such Manager breaches any undertaking or fails to comply with any obligation under this Agreement.

8.Indemnity

The Seller agrees to indemnify and hold harmless each of the Managers and their respective Affiliates, and the directors, officers, agents and employees of each of the foregoing and each other person, if any, controlling such Manager or any of its Affiliates (each a “Relevant Person”) from and against any and all losses, claims, damages, liabilities or properly incurred expenses which any Relevant Person may suffer or incur or, in each case, actions in respect thereof, related to or arising out of (i) any breach or alleged breach of the representations and warranties of the Seller contained in this Agreement, (ii) any failure or alleged failure of the Seller to perform its obligations under the Agreement or (iii) any Relevant Person’s role in connection herewith (including, in each case, actions arising out of the Sale contemplated by the Agreement but, in the case of (iii) only excluding any losses, claims, damages, liabilities or expenses to the extent they are finally judicially determined by a court of competent jurisdiction to have resulted from a material breach of this Agreement by the Manager(s) or any such Relevant Person’s bad faith, gross negligence, wilful default or fraud), and the Seller will reimburse any Relevant Person for all properly incurred expenses (including legal fees and any irrecoverable VAT on any incurred expenses) as they are incurred by such

Relevant Person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with a pending or threatened litigation in which such Relevant Person is a party. If a Relevant Person is subject to tax in respect of any indemnity payable under this Clause 8, the sum payable shall be increased to such amount as will ensure that after payment of such tax such Relevant Person shall be left with a sum equal to the amount that it would have received in the absence of such charge to tax (after giving credit for any tax relief available in respect of the matter giving rise to the indemnity), provided that the Seller shall not be required to make any such payment in respect of any taxes which arise as a result of a material breach of this Agreement by the Manager(s) or the bad faith, gross negligence, willful default or fraud of any Relevant Person. The obligations of the Seller under this Clause 8 shall be in addition to any liability that the Seller may otherwise have. As used in this Agreement, “Affiliate” shall have the meaning specified in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”).

Each Relevant Person shall give notice as promptly as reasonably practicable to the Seller of any claim, proceeding, judgment or demand in respect of which indemnification may be sought under this Clause 8 (each a "Claim"), but failure to so notify the Seller shall not relieve the Seller from any liability hereunder and in any event shall not relieve the Seller from any liability which it may have otherwise than on account of the indemnity set out in this Clause 8. Such Relevant Person shall thereafter keep the relevant Seller informed of all material developments in respect of the Claim and provide the Seller with such information and copies of such documents relating to the Claim as the Seller may reasonably request, provided that such Relevant Person shall not be under any obligation to provide the Seller with a copy of any such document which is or may be legally privileged, and further provided that the omission by the Relevant Person to provide information or documents, shall not relieve the Seller from any liability hereunder and in any event shall not relieve the Seller from any liability which it may have otherwise than on account of the indemnity set out in this Clause 8.

Citi, GS, BofA and the Seller agree that the indemnity letter entered into on 18 March 2025 (the “Indemnity Letter") shall terminate upon entry into this Agreement and shall be superseded by the indemnity in this Agreement and shall be of no further force and effect (save in respect of any accrued rights or liabilities which, for the avoidance of doubt, shall be subject to Clause 13(m)).

9.Successors and Assigns

This Agreement shall be binding upon, and inure solely to the benefit of, each of the Managers and the Seller and, to the extent provided herein, any other Relevant Person and their respective heirs, executors, administrators, successors and assigns.

10.Third Party Rights

(a)Any person (other than the parties to this Agreement) who is given any rights or benefits under Clause 8 (a “Third Party”) shall be entitled to enforce those rights or benefits against the parties in accordance with the Contracts (Rights of Third Parties) Act 1999.

(b)Save as provided in Clause 10(a), no person shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

(c)Notwithstanding the provisions of Clauses 10(a) and 10(b), the parties may amend, vary or terminate this Agreement in such a way as may affect any rights or benefits of any Third Party which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such Third Party.

11.Law, Jurisdiction and Process Agent

(a)This Agreement and the relationship among the parties to it (and any non-contractual obligation, dispute, controversy or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed by and construed in accordance with English law. Subject to Clause 11(b), the parties irrevocably agree that the English courts will have exclusive jurisdiction in relation to this Agreement and the parties hereby submit to the jurisdiction of such courts.

(b)If a third party, not being a party to this Agreement, commences proceedings against any Relevant Person in any court of competent jurisdiction, arising out of or in connection with this Agreement or the transactions contemplated hereby (the “Third Party Proceedings”), nothing in this Clause 11 shall limit the rights of such Relevant Person to join the Seller as a party to such Third Party Proceedings or to otherwise bring proceedings against the Seller in connection with the Third Party Proceedings under this Agreement or otherwise in such courts in the jurisdiction in question, regardless of whether proceedings have been initiated or are ongoing in another jurisdiction. The Seller irrevocably waives any objection to any such court as is referred to in the foregoing sentence on grounds of inconvenient forum or otherwise with respect to the relevant proceedings and irrevocably agrees that a judgment or order of any such court in connection with such proceedings shall be conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

(c)Pfizer irrevocably appoints Pfizer Limited, c/o UK Legal Department, Pfizer Ltd (IPC 3-1), Walton Oaks, Dorking Road, Tadworth, Surrey KT20 7NS to receive on its behalf service of any action, suit or other proceedings in connection with this Agreement. If any person appointed as process agent ceases to act for any reason, Pfizer shall notify the Managers, shall promptly appoint another entity incorporated within England and Wales to act as its process agent and shall notify the Managers as soon as reasonably practicable of the name and address of such replacement process agent. This will not affect the rights of the Managers to serve process in any other manner.

12.Recognition of the U.S. Special Resolution Regime.

(a)In the event that any Manager that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Manager of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)In the event that any Manager that is a Covered Entity or a BHC Act Affiliate of such Manager becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Manager are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Clause 12, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

13.Miscellaneous

(a)Time shall be of the essence of this Agreement.

(b)The heading to each Clause is included for convenience only and shall not affect the construction of this Agreement.

(c)In the event any provision of this Agreement is found to be or becomes illegal, invalid or unenforceable, no other provision of this Agreement shall thereby be affected and the Agreement shall remain valid and enforceable in respect of all remaining provisions, and any invalid or unenforceable provision will be deemed to be replaced by a provision which as nearly as possible accomplishes the commercial purpose of the original.

(d)This Agreement, including, for the avoidance of doubt, the Terms of Sale, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings (whether written or oral) between the Seller and the Managers with respect to the subject matter hereof.

(e)This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

(f)No variation or waiver to this Agreement shall be effective unless it is in writing and signed by or on behalf of the Seller and the Managers.

(g)This Agreement shall automatically terminate if the Terms of Sale are not executed by the parties hereto by the date two business days (being a day on which commercial banks are generally open for business in both London and New York) after (and excluding) the date of this Agreement, provided however that notwithstanding any such termination Clauses 5, 8, 9, 10, 11 and 13 shall continue in full force and effect.

(h)The indemnities, agreements, representations, undertakings and warranties, as set forth in this Agreement, shall remain in full force and effect and shall survive delivery of and payment for the Sale Shares.

(i)The terms of this Agreement do not constitute, and shall not be construed as, an agreement or commitment between the Seller and the Managers relative to underwriting or the Managers making any principal commitment to purchase the Sale Shares.

(j)The Seller acknowledges and agrees that each of the Managers is acting solely pursuant to a contractual relationship with the Seller on an arm’s-length basis with respect to the Sale (including in connection with determining the terms of the Sale) and that in connection with the Sale and the process leading to such transaction, the Managers have not acted as and are not financial advisers or fiduciaries of the Seller or the Seller’s stockholders, creditors, employees, Affiliates or any other party. The Managers have not assumed and will not assume an advisory or fiduciary responsibility in favour of the Seller with respect to the Sale or the process leading to the Sale (irrespective of whether the Managers have advised or are currently advising the Seller on other matters) and the Managers do not have any obligation to the Seller with respect to the Sale except the obligations expressly set out in this Agreement. The Seller further acknowledges and agrees that the Managers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Seller and that the Managers have not provided any legal, accounting, regulatory or tax advice with respect to the Sale. The Seller confirms that it has consulted its own legal, accounting, regulatory and tax advisers to the extent it deemed appropriate.

(k)All payments in respect of services supplied pursuant to this Agreement are exclusive of any applicable VAT or any similar tax in any jurisdiction thereon, which shall be payable by the relevant party, in addition to the relevant payment, upon presentation to such party of a valid VAT invoice (if applicable).

(l)Each Manager shall treat as confidential all non-public information (“Information”) regarding the Seller and the Company provided to it by the Seller during the term of this Agreement (if any) and will not, save to the extent necessary to perform its obligations under this Agreement, disclose any Information to a third party without the prior written consent of the Seller, except (i) as required by any judicial or regulatory process or applicable law or (ii) in connection with defending it or its Affiliates against allegations or claims made or threatened by any third party arising out of or in relation to the transactions contemplated by this Agreement. The term “Information” does not include information which (a) is or becomes generally available to the public, (b) was available to the relevant Manager on a non-confidential or (c) becomes available to the relevant Manager from a third party source not known by the relevant Manager to owe a duty of confidentiality to the Seller with respect to such information.

(m)Notwithstanding anything to the contrary in this Agreement, the liability of the Seller and its legal successors under the terms of this Agreement and/or the Indemnity Letter (other than in the case of fraud, fraudulent misrepresentation or willful default on the part of the Seller, or in relation to the warranties (a), (b), (c), (d) and (e) in Annex B hereto) shall not exceed the amount of the Gross Proceeds (less any commissions payable in accordance with Clause 4 (Commission)) received (or that would be received) by the Seller.

IN WITNESS WHEREOF this Agreement has been duly executed as of the day and year first before written.

For and on behalf of

CITIGROUP GLOBAL MARKETS LIMITED

By: /s/ Naveen Mittel

Name: Naveen Mittel
Title: Managing Director

[Secondary Block Trade Agreement – Signature Page]

For and on behalf of

GOLDMAN SACHS INTERNATIONAL

By: /s/ Richard Cormack

Name: Richard Cormack
Title: Managing Director

[Secondary Block Trade Agreement – Signature Page]

For and on behalf of

MERRILL LYNCH INTERNATIONAL

By: /s/ James Palmer

Name: James Palmer
Title: Head of EMEA ECM

[Secondary Block Trade Agreement – Signature Page]

For and on behalf of

DEUTSCHE BANK AG, LONDON BRANCH

By: /s/ Saadi Soudavar

Name: Saadi Soudavar
Title: Managing Director

By: /s/ Mark Hankinson

Name: Mark Hankinson
Title: Managing Director

[Secondary Block Trade Agreement – Signature Page]

For and on behalf of

BARCLAYS BANK PLC

By: /s/ David Seal

Name: David Seal
Title: ECM Execution, Managing Director

[Secondary Block Trade Agreement – Signature Page]

For and on behalf of

RBC EUROPE LIMITED

By: /s/ Rupert Walford

Name: Rupert Walford
Title: Managing Director

[Secondary Block Trade Agreement – Signature Page]

For and on behalf of

J.P. MORGAN SECURITIES PLC

By: /s/ Will Holyoak

Name: Will Holyoak
Title: Executive Director, UK&I Equity Capital Markets

[Secondary Block Trade Agreement – Signature Page]

For and on behalf of

MORGAN STANLEY & CO. INTERNATIONAL PLC

By: /s/ Amelia de Stacpoole

Name: Amelia de Stacpoole
Title: Executive Director

[Secondary Block Trade Agreement – Signature Page]

For and on behalf of

INDEPENDENCE POINT SECURITIES LLC

By: /s/ Anne Clarke Wolff

Name: Anne Clarke Wolff
Title: Founder & CEO

[Secondary Block Trade Agreement – Signature Page]

For and on behalf of

PFIZER INC.

By: /s/ Brian Byala

Name: Brian Byala
Title: SVP, Treasury

[Secondary Block Trade Agreement – Signature Page]

ANNEX A

TERMS OF SALE

Further to the provisions of the SECONDARY BLOCK TRADE AGREEMENT DATED [] between Pfizer Inc., [insert names of Managers] (the “Agreement”), the following terms of sale are agreed:

    Number of Sale Shares: []
    Purchase Price per Sale Share: []
Base Commission: []%

Closing Date: []

The Seller confirms the accuracy of the representations and warranties set out in Annex B of the Agreement, and each Manager confirms the accuracy of the representations and warranties set out in Annex C of the Agreement and the Seller and each of the Managers confirms the provisions of the Agreement and acknowledge and agree that these Terms of Sale form part of and shall be read in conjunction with the Agreement.

Terms defined in the Agreement shall have the same meanings herein.

These Terms of Sale and the relationship among the parties hereto (and any non-contractual obligation, dispute, controversy or claim of whatever nature arising out of or in any way relating to these Terms of Sale or their formation) shall be governed by and construed in accordance with English law. The parties irrevocably agree that the English courts will have exclusive jurisdiction in relation to these Terms of Sale and the parties hereby submit to the jurisdiction of such courts.

IN WITNESS WHEREOF these Terms of Sale have been duly executed as of [].

[Insert Managers' signature pages]

For and on behalf of

PFIZER INC.

By:    _________________

Name:
Title:

ANNEX B

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE SELLER

(a)The Seller has taken all necessary corporate and other actions to authorise the execution, delivery and performance of this Agreement; this Agreement has been duly executed and delivered by the duly authorised representatives of the Seller, and constitutes a legal, valid, binding agreement, enforceable against the Seller in accordance with its terms.

(b)The Seller has been duly incorporated and is validly existing as a corporation under the laws of the place of its incorporation.

(c)The execution, delivery and performance of this Agreement by the Seller does not contravene, result in a breach or violation of, or constitute a default under:

i.the constitutional documents of the Seller;

ii.any agreement or contract to which the Seller is a party or by which it or any of its assets is bound; or

iii.any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Seller or the Shares.

(d)All consents, orders and approvals, if any, of any regulatory or governmental authority or agency having jurisdiction over the Seller or the transactions contemplated by this Agreement required to be obtained for the execution, delivery and performance of this Agreement by the Seller have been obtained and are in full force and effect.

(e)The Seller (or its nominee) has good and valid title to, and the legal right and power to sell and transfer (or to direct the sale and transfer of) the full beneficial and legal interest in, the Sale Shares to be sold by it pursuant to this Agreement, free and clear of all pledges, liens and encumbrances, equities, security interests or other claims binding upon the Seller; and upon the delivery of such Sale Shares to the Managers (or purchasers procured by any of the Managers or their respective Affiliates), good and valid legal and beneficial title to such Sale Shares, free and clear of all pledges, liens and encumbrances, equities, security interests or other claims will pass to the Managers (or purchasers procured by any of the Managers or their respective Affiliates). Such Sale Shares are validly issued, fully paid and non-assessable, and when delivered to the Managers (or purchasers procured by any of the Managers or their respective Affiliates) in accordance with this Agreement, will have the same rights as, and rank pari passu with, all of the other Shares of the Company of the same class, including for the avoidance of doubt, rights to dividends to be declared or paid by the Company in respect thereof.

(f)The Sale will not constitute a violation by the Seller of applicable ‘insider dealing’, ‘insider trading’ or similar legislation; the Seller is not aware of any non-public fact or circumstance that could reasonably be deemed to be material or, if made public, would or might reasonably be expected to have a significant effect upon the market price of the Shares, other than this Agreement and the transactions contemplated hereunder and the sale of the Shares by the Seller.

(g)The Company is a “foreign issuer” (as defined in Regulation S).

(h)The Seller reasonably believes that there is no substantial U.S. market interest (as defined in Regulation S) in the class of securities to be offered or sold.

(i)The Sale Shares satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

(j)The Company is subject to Section 13 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended.

(k)Neither the Seller nor any of its Affiliates or any person acting on its or their behalf (except for the Managers and their Affiliates, as to which no representation or warranty is made), directly or indirectly, has made or will make any offers or sales of any security, or has solicited or will solicit offers to buy, or otherwise has negotiated or will negotiate or has taken or will take any other action in respect of, any security, under circumstances that would require the registration of the Shares under the Securities Act.

(l)None of the Seller, any of its Affiliates or any person acting on its or their behalf (except for each of the Managers or any other Relevant Person, in respect of whom the Seller makes no representation) has engaged or will engage in any “directed selling efforts” (within the meaning of Regulation S) or in any form of "general solicitation" or "general advertising" (within the meaning of Regulation D) with respect to the Shares in the United States.

(m)None of the Seller, any of its Affiliates or any person acting on its or their behalf (except for the Managers or any other Relevant Person, in respect of whom the Seller makes no representation) has taken or will take, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation or manipulation of the price of any security of the Company, and by entering into this Agreement the Seller is not seeking to create, or expecting there to be created, a false or misleading market in, or the price of, the Shares or any other security of the Company.

(n)None of the Seller, any of its Affiliates or any person acting on its or their behalf (except for the Managers or any other Relevant Person, in respect of whom the Seller makes no representation) has distributed and, prior to the later to occur of (i) the Closing Date and (ii) completion of the distribution of the Sale Shares, none of the Seller, any of its Affiliates or any person acting on its or their behalf (except for the Managers, as to which no representation is made) shall distribute, any offering or sales materials in connection with the offering and sale of the Shares.

(o)The Seller will not directly or indirectly use the proceeds of the sale of the Sale Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing or facilitating any activities or business of or with any person or entity that, at the time of such financing or facilitation, is a person with whom dealings are restricted by any sanctions administered by any of the Office of Foreign Assets Control of the U.S. Department of the Treasury, the European Union, His Majesty’s Treasury or the United Nations Security Council or any other relevant sanctions authority, or is or is located, organized or resident in a country or territory that is the subject of sanctions that broadly prohibit or restrict dealings with that country or territory (currently Cuba, Iran, North Korea, Sudan, Syria, the so-called People’s Republics of Luhansk and Donetsk, the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine or any other territory or region of Ukraine currently under the asserted control of Russia, recognized by Russia, or subject to territorial claims by Russia), in each case in any manner that will result in a violation of such sanctions by any person, including by any person participating in the transactions contemplated hereby. No provision of this Annex shall apply if and to the extent that it is unenforceable as a result of Council Regulation (EC) No. 2271/1996 of 22 November 1996 (or any law or regulation of the United Kingdom or any Member State of the European Union) and, in such case, the enforceability of the provision of this Annex shall not otherwise be affected.

ANNEX C

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF EACH OF THE MANAGERS

(a)Such Manager has taken all necessary corporate and other actions to authorise the execution, delivery and performance of this Agreement; this Agreement has been duly executed and delivered by the duly authorised representatives of such Manager, and constitutes a legal, valid, binding agreement, enforceable against such Manager in accordance with its terms.

(b)Such Manager has been duly incorporated and is validly existing as a corporation under the laws of the place of its incorporation.

(c)The execution, delivery and performance of this Agreement by such Manager does not contravene, result in a breach or violation of, or constitute a default under:

i.the constitutional documents of such Manager;

ii.any agreement or contract to which such Manager is a party or by which it or any of its assets is bound; or

iii.any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over such Manager.

(d)All consents, orders and approvals, if any, of any regulatory or governmental authority or agency having jurisdiction over such Manager or the transactions contemplated by this Agreement required to be obtained for the execution, delivery and performance of this Agreement by such Manager have been obtained and are in full force and effect.

(e)Such Manager acknowledges and agrees that the Shares have not been and will not be registered under the Securities Act, and that such Manager, each of its Affiliates and any person acting on behalf of any of the foregoing has not offered or sold, and will not offer or sell, any Shares except: (i)    in the United States, to QIBs that have executed an investor letter substantially in the form attached at Annex D; or (ii) outside the United States, in accordance with Regulation S.

(f)Neither such Manager, nor any of its Affiliates nor any person acting on behalf of any of the foregoing have engaged or will engage in any "directed selling efforts" (within the meaning of Regulation S) or in any form of "general solicitation" or "general advertising" (within the meaning of Regulation D) with respect to the Shares in the United States.

(g)In relation to each Member State of the European Economic Area (each, a “Relevant State”), such Manager has not made and will not make an offer of Shares to the public in that Relevant State, except that it may make an offer to the public in that Relevant State of any Shares at any time under the following exemptions under the Prospectus Regulation:

i.to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

ii.to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation); or

iii.in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of Shares shall require the Seller or such Manager to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the sale and any Shares to be offered so as to enable an investor to decide to purchase any Shares, and the expression “Prospectus Regulation” means Regulation 2017/1129 (and amendments thereto).

(h)In relation to the United Kingdom, it has not made and will not make an offer of Shares to the public in the United Kingdom, except that it may make an offer to the public in the United Kingdom of any Shares at any time:

i.to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

ii.to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation); or

iii.in any other circumstances falling within Section 86 of the FSMA (as defined below),

provided that no such offer of the Shares shall require the Seller or such Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the Shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

(i)Such Manager has only communicated or caused to be communicated and will only communicate or cause to be communicated in the United Kingdom any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, including any supplement and amendments thereto (the “FSMA”)) in connection with the sale of any Shares, in circumstances in which Section 21(1) of the FSMA does not apply to the Seller.

(j)Such Manager has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom.

(k)Such Manager will use reasonable endeavours to comply and procure that its Affiliates comply in all material respects with applicable laws, requirements and practices in any jurisdictions relevant to the transactions contemplated by this Agreement as are customarily complied with as a matter of best practice for an international bank soliciting investors for undertaking offerings of shares of this type in such jurisdictions.

(l)Such Manager will perform its obligations under this Agreement in accordance with its policies on anti-bribery and anti-corruption.

ANNEX D

FORM OF THE INVESTOR REPRESENTATION LETTER

[INSERT NAMES OF MANAGERS]
____ 2025

Dear Sir or Madam,
Investor Representation Letter – Purchase of Shares in Haleon plc
In connection with, and as part of the consideration for, our being offered and allocated ordinary shares (the “Shares”) of Haleon plc (the “Company”) in the bookbuilt placing (the “Placing”), we represent, warrant, agree, undertake, confirm and/or acknowledge (as the case may be) to [Insert names of Managers] (collectively, the “Managers”) and their affiliates that:

1.	(a) We are an institution which has such knowledge and experience in financial and business matters and in buying equity securities that we are capable of evaluating the merits and risks of our investment in the Shares; (b) we and any accounts for which we are acting are each able to bear the economic risk of such investment, and are able to sustain a complete loss of our investment in the Shares; and (c) none of the Managers are making any recommendations to us or advising us regarding the suitability of buying any Shares of the Company in the Placing.

2.	(a) No offering or disclosure documents or information have been or will be prepared by the Company, the seller, the Managers or any of their respective affiliates or any other person in connection with the Placing; and (b) the Shares are only being offered into the United States, on an exceptional and limited basis to a select group of experienced and sophisticated institutional QIBs (as defined below) that have signed this letter acknowledging and accepting the increased potential risks inherent in investing in such an accelerated placing, due to the speed to market, no disclosure or offering document being prepared for the transaction and no access for the Managers to the Company.
3.
(a) The Shares are of the same class as securities admitted to listing on the London Stock Exchange (the “Exchange”) and that the Company is therefore required to publish certain business and financial information in accordance with the rules and practices of the Exchange and the laws of England & Wales (together with the information on its website and its press releases and announcements, the “Public Information”), and that we have had access to such information without undue difficulty and have made such investigation with respect to the Company and the Shares, as we deem necessary to make our investment decision; (b) we acknowledge that the Company indicates on its website that it expects to release its financial results for the first quarter of 2025 (the “Q1 2025 Results”) on 30 April 2025, and we acknowledge and accept that the Managers are not aware of the content of the Q1 2025 Results and have not had any contact with or access to the Company to discuss or diligence the Q1 2025 Results; (c) American depository shares representing ordinary shares of the Company are listed on the New York Stock Exchange and the Company is therefore required to publish certain business and financial information in accordance with the rules and practices of the New York Stock Exchange (the “New York Stock Exchange Information”) and file with, and furnish to, the U.S. Securities and Exchange Commission (the “Commission”) reports, information and documents pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, and the rules of the Commission thereunder (the “Exchange Act Information” and, together with the Public Information and the New York Stock Exchange Information, the “Public and NYSE Information”), and that we have had access to such information without undue difficulty and have made such investigation with respect to the Company and the Shares, as we deem necessary to make our investment decision; (d) we have made our own assessment and have satisfied ourselves concerning the tax, legal, regulatory and financial considerations relevant to our investment in the Shares; (e) we have had the opportunity to ask questions concerning the terms and conditions of the offer of the Shares; (f) we have made our investment decision based upon Public and NYSE Information and our own review, judgement and analysis, and not upon any view expressed or information provided by or on behalf of the Managers or any of their affiliates; (g) we have not relied and will not rely on the Managers or any of their affiliates in connection with our analysis or decision to purchase Shares, or on any investigation that the Managers or any of their affiliates may have conducted with respect to the Company or the Shares, and none of such persons has made any representation or recommendation, express or implied, with respect to the Company or the Shares or the Q1 2025 Results or the accuracy, adequacy or completeness of any publicly available information, including (without limitation) the Public and NYSE Information, or any information in any Placing announcements or any information made available either at the time of sale or on the closing date of the Placing, or any information made available (whether in written or oral form) by the Company in its results presentation or as part of discussions by the Company with you in relation to its results (the “Results Information”), and none of the Managers or any of their affiliates accept or have any responsibility or liability for any of such information; and (h) none of the Managers or any of their affiliates have ultimate authority over any such information, including without limitation any control over its content or whether or how it was or is communicated.

4.	We will not hold or seek to hold the Managers or any of their affiliates responsible or liable for any information disclosed by the Company in, or any misstatements in or omissions from, the Q1 2025 Results, any misstatements in or omissions from any publicly available information concerning the Company, including (without limitation) the Public and NYSE Information or any information in any Placing announcements or any information made available to us either at the time of sale or on the closing date of the Placing, or any Results Information.

5.	We are empowered, authorized and qualified to purchase the Shares.
6.
We are a “qualified institutional buyer” (“QIB”) within the meaning of Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Further, if we are acquiring the Shares as a fiduciary or agent for one or more investor accounts, each such account is a QIB, we have investment discretion with respect to each such account and we have the power and authority to make (and do make) the representations, warranties, agreements, undertakings, confirmations and acknowledgments herein on behalf of each such account, including without limitation purchasing the Shares.

7.	We are acquiring such Shares for our own account (or the account of a QIB as to which we have full investment discretion) for investment purposes and (subject to the disposition of our property being at all times within our control) not with a view to any distribution of the Shares.

8.	We understand that any Shares offered to or purchased by us in the United States are “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and agree that so long as the Shares are restricted securities, we will segregate such Shares from any other shares that we hold that are not “restricted securities”, will not deposit the Shares in an unrestricted depository receipt facility and will only transfer such Shares in accordance with paragraph 9 below.

9.	We understand that such Shares are being offered and sold to us pursuant to Rule 144A under the Securities Act or another exemption from, or transaction not subject to, the registration requirements of the Securities Act in a transaction not involving a public offering of securities in the United States and that the Shares have not been and will not be registered under the Securities Act or with any state or other jurisdiction of the United States. We agree that with respect to any Shares offered to or purchased by us in the United States, so long as the Shares are “restricted securities”, the Shares may not be reoffered, resold, pledged or otherwise transferred except (a) to the Company, (b) outside the United States in an offshore transaction in accordance with Rule 903 or 904 of Regulation S under the Securities Act, (c) inside the United States in accordance with Rule 144A under the Securities Act to a person whom the seller reasonably believes is a QIB that is purchasing such Shares for its own account or for the account of a QIB to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A under the Securities Act, (d) pursuant to Rule 144 under the Securities Act (if available), (e) pursuant to an effective registration statement under the Securities Act, or (f) pursuant to another available exemption, if any, from registration under the Securities Act, and that, in each case, such offer, sale, pledge or transfer must be made in accordance with all applicable securities laws of each state of the United States and the securities laws of any other relevant jurisdiction, as then in effect.

10.	We (a) understand that none of the Seller or the Managers makes any representation as to the availability of Rule 144, Rule 144A, or any other exemption under the Securities Act for the reoffer, resale, pledge or transfer of the Shares and (b) agree to notify any transferee to whom we subsequently offer, sell, pledge or otherwise transfer any of the Shares of the restrictions on transfer set forth in the prior paragraph.

11.	We understand and acknowledge that each of the Managers is acting solely for the seller of the Shares and no-one else in connection with the Placing.

12.	We acknowledge and agree that the exercise by the Managers of any power to grant consent to the seller to undertake a transaction which would otherwise be subject to the lock-up under the block trade agreement shall be within the absolute discretion of the Managers (subject to the Managers having agreed with the seller not to withhold or delay its consent unreasonably) and that it need not make any reference to, or consult with, us and that it shall have no liability to us in connection with any such exercise of the power to grant such consent.
13.	We acknowledge and agree that the Managers are entitled at any time before settlement, to terminate the block trade agreement with the seller and, consequently the Placing, in accordance with the terms of such block trade agreement in certain circumstances, such as a material breach by the seller of its warranties in the block trade agreement, a material adverse change in the condition of the underlying company or the occurrence of certain force majeure events.
14.    We acknowledge and agree that the good faith exercise or non-exercise by the Managers of any right of termination under the block trade agreement shall be at the absolute discretion of the Managers, with no requirement to reference or consult with us and the Managers shall have no liability to us in connection with the good faith exercise or non-exercise of such termination right.
15.    We understand that the foregoing representations, warranties, agreements, undertakings, confirmations and acknowledgements are required in connection with the United States and other securities laws and that the Managers and their affiliates are entitled to rely upon this letter and upon the accuracy of the representations, warranties, agreements, undertakings, confirmations and acknowledgements contained herein, and the Managers and their affiliates are irrevocably authorised to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. We also understand that all references herein to Shares, where the context permits, shall also be deemed to be references to depositary interests.
16.    We understand that if we purchase the Shares in this transaction and fail to return an executed copy of this letter to the Managers we will be deemed to have made for the benefit of the Managers and their affiliates all such representations, warranties, agreements, undertakings, confirmations and acknowledgments contained herein.
17.    We are not purchasing the Shares as a result of any “general solicitation or general advertising” (within the meaning of Rule 502(c) under the Securities Act) or any “directed selling efforts” (as defined in Regulation S).

18.    This is not a confirmation of sale of Shares or the terms thereof. We understand that any such confirmation (as appropriate) will be sent to us separately.

19.    All necessary actions have been taken to authorize our acquisition of the Shares and the execution of this letter, and we have complied with and satisfied, and will comply with and satisfy, all requirements, restrictions and standards for investors in the Shares imposed by the jurisdiction of our residence or as otherwise applicable.

[Signature page follows.]

Yours truly,
[Name of Purchaser]

By:
Name:
Title:

Date:

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